SCHEDULE A
            To the Investment Advisory Agreement dated March 1, 1997 between The Victory Portfolios, on the behalf of the following Funds, and
      Victory Capital Management Inc. (formerly Key Asset Management Inc.)

Annual fee, as a percentage of average daily net assets.*

                                                                                                                         Must Be
       Name of Fund              Effective January 1, 2005             Prior to January 1, 2005        Last Approved   Approved By
       ------------              -------------------------             ------------------------        -------------   -----------
1.       Established        0.65% on the first $100 million,      0.65% on the first $100 million,     December 16,   December 31,
         Value Fund         0.55% on the next $100 million, and   0.55% on the next $100 million,      2004           2005
                            0.45% on assets in excess of $200     and 0.45% on assets in excess of
                            million                               $200 million

2.       Focused Growth     0.75% on first $400 million, 0.65%    0.75% on first $400 million, 0.65%   December 16,   December 31,
         Fund               on next $400 million and 0.60%        in on next $400 million and 0.60%    2004           2005
                            excess of $800 million                 in excess of $800 million**

3.       Gradison           0.40% on the first $3 billion,        0.50% on the first $400 million,     December 16,   December 31,
         Government         0.30% on the next $500 million and    0.45% on the next $600 million,      2004           2005
         Reserves Fund      0.25% on assets in excess of $3.5     0.40% on the next $1 billion and
                            billion                               0.35% on assets in excess of $2
                                                                  billion


Current as of December 14, 2005.


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*    Note, however, that the Adviser shall have the right, but not the obligation, to contractually waive any portion of the advisory fee from time to time. Any such contractual waiver will be irrevocable and determined in advance of rendering investment advisory services by the Adviser, and shall be in writing and signed by the parties hereto.

**   Effective December 10, 2004.